CRAiLAR Completes Underwritten Offering

Victoria, B.C. (August 18, 2014) - CRAiLAR Technologies Inc. (TSXV: CL) (OTCQB: CRLRF) (the "Company"), which produces and markets CRAiLAR® Flax fiber, The Friendliest Fiber On The Planet™, today announced that it closed its underwritten public offering of 13,000,000 units (each a "Unit") on August 6, 2014 for gross proceeds of US$6.5 million, before deducting underwriting discounts and commissions and other offering expenses. In addition, the underwriters have exercised in full their option to purchase from the Company an additional 1,950,000 shares of common stock and additional warrants to purchase 1,950,000 shares of common stock to cover over-allotments, bringing the aggregate gross proceeds from the offering to approximately US$7.5 million.

The sale and purchase of the additional shares of common stock, which closed on August 15, 2014, brings the total number of shares of common stock sold in the offering to 14,950,000, and the total number of warrants sold in the offering to 14,950,000. Each Unit consists of one share of common stock and one warrant entitling the holder to purchase one additional share of common stock at an exercise price of US$0.535 per share until August 6, 2019.

Roth Capital Partners was acting as the sole book-running manager in this offering. Wunderlich Securities was acting as co-manager in this offering.

The offering was made pursuant to an effective registration statement that has been filed with the Securities and Exchange Commission. The final prospectus for the offering is available on the SEC's website at www.sec.gov.

This news release shall not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to their registration or qualification under the securities laws of any such state or jurisdiction.

About CRAiLAR Technologies Inc.

CRAiLAR Technologies Inc. is focused on bringing cost-effective, sustainable bast fiber-based products to market that are environmentally friendly natural fiber alternatives with equivalent or superior performance characteristics to cotton, wood or fossil-fuel based fibers. The Company's business operations consist primarily of the production of its natural and proprietary CRAiLAR® Flax fibers targeted at the natural yarn and textile industries, as well as the deployment of its CRAiLAR® processing technologies in the cellulose pulp and composites industries.

Safe Harbor Statement

This news release includes certain statements that may be deemed "forward-looking statements". All statements in this news release, other than statements of historical facts, are forward-looking statements. Forward-looking statements or information are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements or information and include the Company's business and operations are subject to the risks set forth in the Company's most recent Form 10-K, Form 10-Q and other SEC filings which are available at www.sec.gov. The Company assumes no obligation to update the forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this news release.

Investor Relations Contact:
Genesis Select Corp:
Budd Zuckerman, President
bzuckerman@genesisselect.com

CRAiLAR:

Ted Sanders, CFO

(503) 387 3941

ir@crailar.com

Media Contact:
Jay Nalbach, CMO
(503) 387 3941
pr@crailar.com

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